UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

RAYSTREAM INC.

(Exact name of registrant as specified in charter)

Nevada	333-167084	27-2310076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Midway Road, Suite 140, Carrollton, Texas	75006
(Address of principal executive offices)	(Zip Code)

(972) 980-7206

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 11, 2012, Raystream Inc. (the “Company”) appointed two new senior executives to its management team; Ivan Boyd has joined the Company as Senior Vice President of Sales and Business Development; and, Tommy Kovatch is now Vice President of Operations.

Ivan Boyd is a veteran sales and management executive with more than 25 years of experience in technology related solutions spanning numerous industries.  Previously, he was involved in several entrepreneurial ventures and has led sales and marketing divisions for several companies.

From September 2010 to present, Mr. Boyd is the owner of Boyd Strategic Consultants, LLC, a private consulting firm.  From May 2009 to September 2010, Mr. Boyd worked at 1-800-DOCTORS, Inc., a private company as Executive Vice President-Business Development.  From October 2005 to May 2009, Mr. Boyd worked at GTESS Corporation, a private company as Senior Vice President of Sales and Marketing and Chief Revenue Officer.

Tommy Kovatch brings more than 10 years of sound entrepreneurial perspective, operational expertise, and proven leadership to the Company.  Prior to joining the management team, Tommy founded and spearheaded the working structure, implementation, and growth of three private companies, overseeing daily operations and logistics, and managing a host of decentralized divisions that generated sales volume in excess of $10 million per year.  From June 2002 to March 2012, Mr. Kovatch was the Managing Member and owner of Patriot Business Finance, LLC & Patriot Business Solutions, LLC, both private consulting companies.

There are no family relationship between Messrs. Boyd and Kovatch and any of our officers or directors.  Messrs. Boyd and Kovatch have not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYSTREAM INC.

Date: April 19, 2012	By:	/s/ Brian Petersen
Brian Petersen, Director